                                               Filed pursuant to Rule 424(b)(3)
                                                          File Number 333-51548

PROSPECTUS SUPPLEMENT NO. 22

                                $4,657,500,000

                            Tyco International Ltd.

                   Liquid Yield Option/(TM)/ Notes Due 2020
                            (Zero Coupon -- Senior)
                                      and
                          Common Shares Issuable Upon
                    Conversion and/or Purchase of the LYONs

   This prospectus supplement supplements the prospectus dated December 18, 2000 of Tyco International Ltd., as supplemented December 21, 2000, January 5, 2001, January 12, 2001, January 25, 2001, February 9, 2001, February 26, 2001,
March 9, 2001, March 30, 2001, April 20, 2001, June 4, 2001, June 26, 2001,
July 13, 2001, August 10, 2001, September 4, 2001, October 5, 2001, November 6, 2001, December 26, 2001, March 22, 2002, May 24, 2002, June 25, 2002, and July
15, 2002. relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $4,657,500,000 aggregate principal amount at maturity of LYONs and the common shares issuable upon conversion, and/or purchase by us, of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

   The table in the "Selling Securityholders" section on page 34 of the prospectus is hereby further supplemented by the addition of the following information regarding selling securityholders, which information includes amounts that are in addition to, and that, in some cases, may be in substitution for, amounts listed for the same or other selling securityholders in the prospectus and in prior supplements.

                      Aggregate
                   Principal Amount
                    at Maturity of  Percentage of      Number of      Percentage of
                      LYONs That        LYONs        Common Shares    Common Shares
Name                 May be Sold     Outstanding  That May be Sold(1) Outstanding(2)
----               ---------------- ------------- ------------------- --------------
Banca del Gottardo     $200,000           *              2,060              *

--------
 * Less than one percent (1%).
(1) Assumes conversion of all of the holder's LYONs at a conversion rate of
    10.3014 common shares per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of the LYONs--Conversion Rights--Conversion Rate and Delivery of Common Shares." As a result, the number of common shares issuable upon conversion of the LYONs may increase or decrease in the future. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.
(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 1,995,175,466 Tyco common shares outstanding as of August 9, 2002. In calculating this amount for each holder, we treated as outstanding the number of common shares issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.

   Investing in the LYONs involves risks that are described in the "Risk Factors Relating to the LYONs" section beginning on page 12 of the prospectus.

   Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


         The date of this prospectus supplement is September 23, 2002.

(TM)Trademark of Merrill Lynch & Co., Inc.